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                                                                     EXHIBIT 5.1

                                 Stoel Rives LLP
                                    Attorneys

                            Standard Insurance Center
                         900 SW Fifth Avenue, Suite 2600
                           Portland, Oregon 97204-1268

                                 August 4, 2006

Board of Directors
Tektronix, Inc.
14200 SW Karl Braun Drive
Beaverton, Oregon 97077

      We have acted as counsel for Tektronix, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 75,000 Common Shares, no par value, of the Company (the "Shares") issuable under the 2001 Non-Employee Directors Compensation Plan (the "Plan"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

      Based on the foregoing, it is our opinion that:

      1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

      2. The Shares have been duly authorized and when issued under the Plan will be legally issued and fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,

                                              STOEL RIVES LLP